Filed Pursuant To Rule 433
Registration No. 333-167132
July 13, 2010

ETF SNAPSHOT: JUNE 2010
State Street Global Advisors
State Street Financial Center
One Lincoln Street
Boston, MA 02111
www.spdrs.com
SALES & CLIENT SERVICE
866.787.2257
MEDIA
Gary MacDonald
617.664.2296
gary_macdonald@ssga.com
Troy Mayclim
914.686.5599
tmayclim@riverinc.com

Precise in a world that isn’t.TM

Snapshot Overview

As of June 30, 2010, 897 ETFs—with assets totaling approximately $772BN—were managed by 33 ETF managers. ETF industry assets fell $11.7BN for the month, down 1.5%.

Through the first half of the year, ETF assets were down slightly, declining $3.5BN, or 0.4%.
FIGURE 1: US ETF ASSET GROWTH YTD
Driven by asset declines in all Equity categories, overall ETF industry assets decreased during June. Only Fixed Income and Commodities saw asset increases.

STATE STREET HIGHLIGHTS, JUNE 2010
•	SPDR® Gold Shares AUM rose to over $50BN in June, fueled by inflows of more than $1.6BN during the month and $7.6BN year-to-date. Assets under management stand at $52.8BN with average daily voume of more than $1.9BN. For more information, including gold research and statistics, please visit www.spdrgoldshares.com.

ETF Industry Detail

ASSET CLASSES — OVERALL
•	The S&P 500® Index fell 5.2% while the MSCI EAFE® Index fell 1.0%. US bonds rose, with the Barclays U.S. Treasury Index gaining 1.9% and the Barclays U.S. Aggregate Index climbing 1.6%. Gold rose $37 to $1,244 per ounce.

•	Declines in the Size and Style categories accounted for the majority of the total drop in ETF AUM.

•	The Fixed Income and Commodity categories rose $6.2BN and $3.1BN, respectively.

•	Year-to-date, the only areas with positive asset growth are Commodities, up $11BN; Fixed Income, up $21BN; Dividend/Fundamental, up $2BN; and Inverse/Leveraged, up $1.8BN.
FIGURE 2: CHANGE IN ETF ASSETS AND NUMBERS BY TYPE

	JUNE		MAY Δ			YTD Δ
	# OF	CURRENT	# OF	ASSETS	ASSET		ASSETS	ASSET
CATEGORY	ETFs	ASSETS (MM)	ETFs	(MM)	CHANGE (%)	# OF ETFs	(MM)	CHANGE (%)

BROAD	14	$18,554	-	($650)	(3.4)	3	($327)	(1.7)

COMMODITY	27	$78,727	2	$3,114	4.1	4	$11,268	16.7

CURRENCY	20	$5,334	-	($221)	(4.0)	-	($2,233)	(29.5)

DIVIDEND/FUNDAMENTAL	87	$17,551	-	($461)	(2.6)	(1)	$2,004	12.9

FIXED INCOME	102	$122,045	8	$6,238	5.4	19	$21,228	21.1

GLOBAL	29	$5,550	-	($345)	(5.8)	2	($755)	(12.0)

INTERNATIONAL	155	$171,180	1	($1,674)	(1.0)	18	($13,570)	(7.3)

INVERSE/LEVERAGED	147	$31,476	-	($370)	(1.2)	17	$1,873	6.3

SECTOR	130	$73,625	-	($5,111)	(6.5)	12	($337)	(0.5)

SIZE	36	$173,218	-	($6,957)	(3.9)	-	($19,174)	(10.0)

SPECIALTY	97	$14,364	1	($87)	(0.6)	4	($203)	(1.4)

STYLE	53	$60,682	-	($5,191)	(7.9)	-	($3,258)	(5.1)

TOTALS	897	$772,306	12	($11,715)	(1.5)	78	($3,485)	(0.4)

SIZE/STYLE
•	Large Cap assets fell $3.9BN, followed by Small Cap, down $2.2BN.
FIGURE 3: CHANGE IN ETF ASSETS BY MARKET CAP/STYLE

	JUNE		MAY Δ			YTD Δ
	# OF	CURRENT	# OF	ASSETS	ASSET	# OF	ASSETS	ASSET
CATEGORY	ETFs	ASSETS (MM)	ETFs	(MM)	CHANGE (%)	ETFs	(MM)	CHANGE (%)

ALLCAP	14	$18,554	-	($650)	(3.4)	3	($327)	(1.7)

SIZE - LARGE CAP	18	$128,231	-	($3,860)	(2.9)	-	($19,553)	(13.2)

SIZE - MICRO CAP	3	$520	-	($73)	(12.3)	-	$123	31.1

SIZE - MID CAP	7	$23,013	-	($844)	(3.5)	-	$745	3.3

SIZE - SMALL CAP	8	$21,454	-	($2,180)	(9.2)	-	($490)	(2.2)

STYLE - ALLCAP GROWTH	2	$266	-	($18)	(6.3)	-	($85)	(24.2)

STYLE - ALLCAP VALUE	1	$285	-	($37)	(11.5)	-	($80)	(22.0)

STYLE - LARGE GROWTH	11	$19,564	-	($1,203)	(5.8)	-	($2,787)	(12.5)

ETF INDUSTRY DETAIL
FIGURE 3: CHANGE IN ETF ASSETS BY MARKET CAP/STYLE (CONT’D)

	JUNE		MAY Δ			YTD Δ
	# OF	CURRENT	# OF	ASSETS	ASSET	# OF	ASSETS	ASSET
CATEGORY	ETFs	ASSETS (MM)	ETFs	(MM)	CHANGE (%)	ETFs	(MM)	CHANGE (%)

STYLE - LARGE VALUE	11	$16,309	-	($928)	(5.4)	-	($292)	(1.8)

STYLE - MID GROWTH	7	$5,946	-	($670)	(10.1)	-	($87)	(1.4)

STYLE - MID VALUE	7	$5,152	-	($543)	(9.5)	-	($303)	(5.5)

STYLE - SMALL GROWTH	7	$5,885	-	($762)	(11.5)	-	($293)	(4.7)

STYLE - SMALL VALUE	7	$7,276	-	($1,030)	(12.4)	-	$668	10.1

TOTALS	103	$252,454	-	($12,798)	(4.8)	3	($22,759)	(8.3)

SECTOR
•	All Sector categories declined in assets except Utilities, which gained $55MM.

•	Energy and Financials each fell over $1BN in assets for the month.
FIGURE 4: CHANGE IN ETF ASSETS BY US SECTOR

	JUNE		MAY Δ			YTD Δ
	# OF	CURRENT	# OF	ASSETS	ASSET	# OF	ASSETS	ASSET
CATEGORY	ETFs	ASSETS (MM)	ETFs	(MM)	CHANGE (%)	ETFs	(MM)	CHANGE (%)

CONSUMER DISCRETIONARY	8	$2,823	-	($779)	(21.6)	1	$	0.0

CONSUMER STAPLES	11	$4,302	-	($611)	(12.4)	1	$496	13.0

ENERGY	13	$10,061	-	($1,038)	(9.4)	2	($661)	(6.2)

FINANCIALS	20	$9,215	-	($1,392)	(13.1)	1	($880)	(8.7)

HEALTH CARE	16	$6,933	-	($8)	(0.1)	1	($335)	(4.6)

INDUSTRIALS	10	$4,357	-	($138)	(3.1)	1	$593	15.8

MATERIALS	11	$12,095	-	($76)	(0.6)	3	$1,784	17.3

REIT	12	$10,854	-	($706)	(6.1)	1	$298	2.8

TECHNOLOGY	23	$8,958	-	($418)	(4.5)	-	($1,007)	(10.1)

UTILITIES	6	$4,026	-	$55	1.4	1	($626)	(13.4)

TOTALS	130	$73,625	-	($5,111)	(6.5)	12	($337)	(0.5)

MANAGER AND FUND DETAIL
•	The top three managers in the US ETF marketplace were: BlackRock, State Street, and Vanguard. Collectively, they accounted for approximately 84% of the US-listed ETF market.

•	Year-to-date, BlackRock’s market share fell 1.3%, from 48.0% to 46.7%. State Street’s market share fell 0.3%, from 24.3% to 24.0%. Vanguard’s market share increased by 1.5%, from 11.8% to 13.3%.
FIGURE 5: US ETF ASSETS BY MANAGER

	JUNE			YTD Δ
	# OF	ASSETS	MARKET SHARE	# OF	ASSETS	ASSET GROWTH	MARKET SHARE
MANAGER	ETFs	(MM)	(%)	ETFs	(MM)	(%)	(%)

STATE STREET	92	$185,126	24.0	3	($3,307)	(1.8)	(0.3)

ADVISORSHARES	1	$22	0.0	-	($1)	(2.2)	0.0

ALPS	6	$126	0.0	1	$20	19.2	0.0

BLACKROCK	205	$360,375	46.7	15	($11,954)	(3.2)	(1.3)

BNY	6	$26,726	3.5	-	($1,202)	(4.3)	(0.1)

ETF INDUSTRY DETAIL
FIGURE 5: US ETF ASSETS BY MANAGER (CONT’D)

	JUNE			YTD Δ
	# OF	ASSETS	MARKET SHARE	# OF	ASSETS	ASSET GROWTH	MARKET SHARE
MANAGER	ETFs	(MM)	(%)	ETFs	(MM)	(%)	(%)

CLAYMORE	42	$2,583	0.3	10	($332)	(11.4)	0.0

DIREXION SHARES	34	$5,923	0.8	8	$905	18.0	0.1

EMERGING GLOBAL SHARES/USA	6	$100	0.0	2	$51	106.9	0.0

ETF SECURITIES USA	4	$1,572	0.2	2	$1,084	221.6	0.1

FAITHSHARES	5	$9	0.0	-	($4)	(33.8)	0.0

FIDELITY	1	$133	0.0	-	($2)	(1.1)	0.0

FIRST TRUST ADVISORS	43	$2,579	0.3	3	$579	29.0	0.1

GLOBAL X MANAGEMENT	11	$242	0.0	4	$155	177.2	0.0

GRAIL ADVISORS	7	$22	0.0	2	$8	56.7	0.0

GREENHAVEN	1	$243	0.0	-	$13	5.6	0.0

INDEXIQ	9	$173	0.0	4	$70	67.5	0.0

JETS	2	$5	0.0	1	($10)	(64.6)	0.0

OLD MUTUAL	5	$89	0.0	4	$25	40.3	0.0

OOK ADVISORS	2	$10	0.0	-	$3	39.4	0.0

PIMCO	10	$1,477	0.2	1	$1,002	211.0	0.1

POWERSHARES	112	$14,005	1.8	11	$36	0.3	0.0

POWERSHARES/DB COMMODITY SVCS.	11	$9,573	1.2	-	($3,208)	(25.1)	(0.4)

PROSHARES	111	$25,381	3.3	21	$1,099	4.5	0.2

REVENUESHARES	6	$431	0.1	-	$117	37.1	0.0

RYDEX	28	$5,690	0.7	(12)	($35)	(0.6)	0.0

SCHWAB	8	$1,213	0.2	2	$867	250.9	0.1

TEUCRIUM	1	$5	0.0	1	-	-	0.0

UNITED STATES COMMODITY FUNDS	8	$5,105	0.7	1	($2,314)	(31.2)	(0.3)

US ONE TRUST	1	$3	0.0	1	$3	-	0.0

VAN ECK	25	$14,462	1.9	2	$1,955	15.6	0.3

VANGUARD	46	$102,567	13.3	-	$11,157	12.2	1.5

WISDOMTREE	42	$6,198	0.8	(10)	($245)	(3.8)	0.0

XSHARES	5	$139	0.0	-	($28)	(16.9)	0.0

•	The top three ETFs in terms of dollar volume traded for the month were: the SPDR® S&P 500® [SPY], iShares Russell 2000 [IWM], and PowerShares QQQ [QQQQ].
FIGURE 6: TOP US ETFs BY TRADING VOLUME (AS OF JUNE 30, 2010)

ETF	TICKER	AVG. DAILY VOLUME (MILLIONS OF SHARES)	AVG. DAILY DOLLAR VOLUME (MM)

SPDR S&P 500	SPY	257	$26,551

ISHARES RUSSELL 2000	IWM	78	$4,794

POWERSHARES QQQ	QQQQ	93	$3,960

ISHARES MSCI EMERGING MARKETS	EEM	84	$3,153

PROSHARES ULTRASHORT S&P 500	SDS	49	$1,853

SPDR GOLD SHARES	GLD	15	$1,836

ETF INDUSTRY DETAIL
FIGURE 6: TOP US ETFs BY TRADING VOLUME (AS OF JUNE 30, 2010) (CONT’D)

ETF	TICKER	AVG. DAILY VOLUME (MILLIONS OF SHARES)	AVG. DAILY DOLLAR VOLUME (MM)

FINANCIAL SELECT SECTOR SPDR	XLF	102	$1,414

ISHARES MSCI EAFE	EFA	28	$1,302

DOW DIAMONDS	DIA	13	$1,232

ISHARES MSCI BRAZIL	EWZ	19	$1,194

•	The top three ETFs in terms of assets for the month were: the SPDR® S&P 500® [SPY], SPDR® Gold Shares [GLD], and iShares MSCI Emerging Markets [EEM].
FIGURE 7: TOP US ETFs BY ASSETS (AS OF JUNE 30, 2010)

ETF	TICKER	ASSETS (MM)	MARKET SHARE (%)

SPDR S&P 500	SPY	$69,599	9.0

SPDR GOLD SHARES	GLD	$52,797	6.8

ISHARES MSCI EMERGING MARKETS	EEM	$33,941	4.4

ISHARES MSCI EAFE	EFA	$29,999	3.9

VANGUARD EMERGING MARKETS	VWO	$24,603	3.2

ISHARES S&P 500	IVV	$20,521	2.7

ISHARES BARCLAYS TIPS BOND	TIP	$20,495	2.7

POWERSHARES QQQ	QQQQ	$17,396	2.3

VANGUARD TOTAL STOCK MARKET	VTI	$13,386	1.7

ISHARES IBOXX $ INVESTMENT GRADE CORPORATE BOND	LQD	$13,243	1.7

ETF SHORT INTEREST
•	ETF Short Interest rose, most notably in the Consumer Discretionary category, rising 10.5%.
FIGURE 8: ETF SHORT INTEREST BY ASSET CLASS (AS OF JUNE 15, 2010)

CATEGORY	ASSETS (MM)	SHORT (MM)	SHORT INTEREST (%)	MONTHLY CHANGE (%)

BROAD	$18,554	$71	0.4	(1.2)

COMMODITY	$78,727	$2,042	2.6	(2.9)

CURRENCY	$5,334	$897	16.8	2.4

DIVIDEND/FUNDAMENTAL	$17,551	$152	0.9	(0.2)

FIXED INCOME	$122,045	$2,911	2.4	(0.1)

GLOBAL	$5,550	$69	1.2	0.5

INTERNATIONAL	$171,180	$10,800	6.3	(0.7)

INVERSE/LEVERAGED	$31,418	$2,091	6.7	0.9

SECTOR	$73,625	$19,410	26.4	0.5

SIZE	$173,218	$55,183	31.9	2.1

SPECIALTY	$14,364	$191	1.3	0.2

STYLE	$60,682	$1,285	2.1	(0.5)

ETF INDUSTRY DETAIL
FIGURE 8: ETF SHORT INTEREST BY ASSET CLASS (AS OF JUNE 15, 2010) (CONT’D)

SUB-CATEGORY	ASSETS (MM)	SHORT (MM)	SHORT INTEREST (%)	MONTHLY CHANGE (%)

BROAD	$18,554	$71	0.4	(1.2)

COMMODITY	$78,727	$2,042	2.6	(2.9)

CURRENCY	$5,334	$897	16.8	2.4

DIVIDEND/FUNDAMENTAL	$17,551	$152	0.9	(0.2)

FIXED INCOME	$122,045	$2,911	2.4	(0.1)

GLOBAL	$5,550	$69	1.2	0.5

INTERNATIONAL - DEVELOPED	$74,907	$3,199	4.3	0.0

INTERNATIONAL - EMERGING	$96,274	$7,601	7.9	(1.3)

INVERSE/LEVERAGED	$31,476	$2,091	6.7	0.9

SECTOR - CONSUMER DISCRETIONARY	$2,823	$1,053	37.3	10.5

SECTOR - CONSUMER STAPLES	$4,302	$3,435	79.8	2.9

SECTOR - ENERGY	$10,061	$2,335	23.2	(2.0)

SECTOR - FINANCIALS	$9,215	$3,438	37.3	2.9

SECTOR - HEALTH CARE	$6,933	$1,454	21.0	3.0

SECTOR - INDUSTRIALS	$4,357	$2,020	46.4	4.8

SECTOR - MATERIAL	$12,095	$1,594	13.2	(2.2)

SECTOR - REIT	$10,854	$3,079	28.4	(0.3)

SECTOR - TECHNOLOGY	$8,958	$592	6.6	0.8

SECTOR - UTILITIES	$4,026	$410	10.2	2.8

SIZE - LARGE CAP	$128,231	$39,506	30.8	2.3

SIZE - MICRO CAP	$520	$74	14.2	(8.0)

SIZE - MID CAP	$23,013	$1,289	5.6	0.9

SIZE - SMALL CAP	$21,454	$14,315	66.7	5.1

SPECIALTY - DOMESTIC	$10,018	$109	1.1	0.2

SPECIALTY - INTERNATIONAL	$4,339	$76	1.7	0.1

STYLE - ALLCAP GROWTH	$266	$1	0.5	0.0

STYLE - ALLCAP VALUE	$285	$1	0.5	(0.4)

STYLE - LARGE GROWTH	$19,564	$81	0.4	(0.2)

STYLE - LARGE VALUE	$16,309	$158	1.0	0.2

STYLE - MID GROWTH	$5,946	$48	0.8	0.3

STYLE - MID VALUE	$5,152	$78	1.5	0.5

STYLE - SMALL GROWTH	$5,885	$670	11.4	(3.9)

STYLE - SMALL VALUE	$7,276	$249	3.4	(0.8)

Creation/Redemption Activity

STATE STREET NET FLOWS
•	SPDR® Gold Shares [GLD] saw the most inflows, up $2.3BN, followed by SPDR® S&P 500®, up $1.6BN.
FIGURE 9: STATE STREET CREATIONS/REDEMPTIONS FOR JUNE 2010

	TICKER	JUNE (MM)	YTD NET CASH FLOW (MM)

SPDR GOLD SHARES	GLD	$2,334	$7,682

SPDR S&P 500	SPY	$1,668	($11,621)

INDUSTRIAL SELECT SECTOR SPDR	XLI	$223	$774

HEALTH CARE SELECT SECTOR SPDR	XLV	$216	($147)

SPDR BARCLAYS CAPITAL HIGH YIELD BOND	JNK	$178	$965

TECHNOLOGY SELECT SECTOR SPDR	XLK	$154	($229)

UTILITIES SELECT SECTOR SPDR	XLU	$124	($319)

SPDR S&P DIVIDEND	SDY	$115	$796

SPDR BARCLAYS CAPITAL 1-3 MONTH T-BILL	BIL	$96	$303

SPDR S&P EMERGING MARKETS SMALL CAP	EWX	$86	$229

SPDR NUVEEN BARCLAYS CAPITAL SHORT TERM MUNICIPAL BOND	SHM	$60	$356

SPDR BARCLAYS CAPITAL INTERNATIONAL TREASURY BOND	BWX	$47	($385)

MATERIALS SELECT SECTOR SPDR	XLB	$47	$161

SPDR NUVEEN BARCLAYS CAPITAL MUNICIPAL BOND	TFI	$46	$130

SPDR S&P HOMEBUILDERS	XHB	$30	$50

SPDR EURO STOXX 50	FEZ	$11	$3

SPDR S&P PHARMACEUTICALS	XPH	$10	$81

SPDR DOW JONES SMALL CAP	DSC	$8	$11

SPDR DOW JONES MID CAP	EMM	$8	$10

SPDR BARCLAYS CAPITAL INTERMEDIATE CREDIT	ITR	$6	$58

SPDR WELLS FARGO PREFERRED STOCK	PSK	$6	$41

SPDR BARCLAYS CAPITAL INTERMEDIATE TERM TREASURY	ITE	$6	$29

SPDR BARCLAYS CAPITAL LONG TERM CREDIT BOND	LWC	$4	$7

SPDR S&P BIOTECH	XBI	$3	$74

SPDR DOW JONES SMALL CAP VALUE	DSV	$3	$52

SPDR DOW JONES LARGE CAP VALUE	ELV	$3	$0

SPDR BARCLAYS CAPITAL MORTGAGE BACKED BOND	MBG	$3	$16

SPDR DOW JONES LARGE CAP GROWTH	ELG	$3	($8)

SPDR NUVEEN BARCLAYS CAPITAL CALIFORNIA MUNICIPAL BOND	CXA	$2	$4

SPDR BARCLAYS CAPITAL INTERNATIONAL CORPORATE BOND	IBND	$0	$6

SPDR NUVEEN BARCLAYS CAPITAL NEW YORK MUNICIPAL BOND	INY	$0	$4

SPDR S&P INTERNATIONAL CONSUMER STAPLES SECTOR	IPS	$0	$1

SPDR S&P INTERNATIONAL TECHNOLOGY SECTOR	IPK	$0	$4

SPDR S&P INTERNATIONAL FINANCIAL SECTOR	IPF	$0	$3

SPDR S&P BRIC 40	BIK	$0	$8

SPDR S&P INTERNATIONAL INDUSTRIAL SECTOR	IPN	$0	$4

CREATION/REDEMPTION ACTIVITY
FIGURE 9: STATE STREET CREATIONS/REDEMPTIONS FOR JUNE 2010 (CONT’D)

	TICKER	JUNE (MM)	YTD NET CASH FLOW (MM)

SPDR S&P CHINA	GXC	$0	($20)

SPDR S&P INTERNATIONAL CONSUMER DISCRETIONARY SECTOR	IPD	$0	$4

SPDR S&P WORLD EX-US	GWL	$0	$9

SPDR S&P EMERGING MARKETS	GMM	$0	$13

SPDR S&P EMERGING ASIA PACIFIC	GMF	$0	$60

SPDR DOW JONES MID CAP VALUE	EMV	$0	$2

SPDR S&P EMERGING MIDDLE EAST & AFRICA	GAF	$0	($6)

SPDR STOXX EUROPE 50	FEU	$0	($10)

SPDR S&P INTERNATIONAL UTILITIES SECTOR	IPU	$0	$1

SPDR MSCI ACWI EX-US	CWI	$0	$8

SPDR S&P INTERNATIONAL DIVIDEND	DWX	$0	$13

SPDR DOW JONES SMALL CAP GROWTH	DSG	$0	$5

SPDR FTSE/MACQUARIE GLOBAL INFRASTRUCTURE 100	GII	$0	($8)

SPDR DOW JONES GLOBAL REAL ESTATE	RWO	$0	$20

SPDR NUVEEN BARCLAYS CAPITAL BUILD AMERICA BOND	BABS	$0	$10

SPDR S&P INTERNATIONAL HEALTH CARE SECTOR	IRY	$0	$3

SPDR NUVEEN S&P VRDO MUNICIPAL BOND	VRD	$0	$0

SPDR RUSSELL/NOMURA PRIME CAPTM JAPAN	JPP	$0	$0

SPDR BARCLAYS CAPITAL LONG TERM TREASURY	TLO	$0	$5

SPDR S&P RUSSIA	RBL	$0	$4

SPDR S&P INTERNATIONAL MID CAP	MDD	$0	$9

SPDR BARCLAYS CAPITAL AGGREGATE BOND	LAG	$0	$5

SPDR KBW MORTGAGE FINANCE	KME	$0	$0

SPDR S&P OIL & GAS EQUIPMENT & SERVICES	XES	($1)	($15)

SPDR DOW JONES REIT	RWR	($1)	$70

SPDR S&P INTERNATIONAL TELECOMMUNICATIONS SECTOR	IST	($1)	($1)

SPDR S&P INTERNATIONAL ENERGY SECTOR	IPW	($1)	$2

SPDR DJ GLOBAL TITANS	DGT	($2)	($8)

SPDR DOW JONES LARGE CAP	ELR	($3)	($11)

SPDR S&P INTERNATIONAL MATERIALS SECTOR	IRV	($3)	$2

SPDR BARCLAYS CAPITAL SHORT TERM INTERNATIONAL TREASURY BOND	BWZ	($3)	$8

SPDR MORGAN STANLEY TECHNOLOGY	MTK	($5)	($51)

SPDR BARCLAYS CAPITAL SHORT TERM CORPORATE BOND	SCPB	($6)	$147

SPDR DOW JONES MID CAP GROWTH	EMG	($6)	($16)

SPDR S&P OIL & GAS EXPLORATION & PRODUCTION	XOP	($9)	$158

SPDR KBW CAPITAL MARKETS	KCE	($9)	($20)

SPDR RUSSELL/NOMURA SMALL CAPTM JAPAN	JSC	($10)	($8)

SPDR BARCLAYS CAPITAL TIPS	IPE	($10)	$21

SPDR S&P SEMICONDUCTOR	XSD	($11)	$22

SPDR S&P EMERGING EUROPE	GUR	($12)	$16

SPDR DOW JONES TOTAL MARKET	TMW	($12)	($16)

SPDR KBW REGIONAL BANKING	KRE	($13)	$272

CREATION/REDEMPTION ACTIVITY
FIGURE 9: STATE STREET CREATIONS/REDEMPTIONS FOR JUNE 2010 (CONT’D)

	TICKER	JUNE (MM)	YTD NET CASH FLOW (MM)

SPDR KBW INSURANCE	KIE	($15)	$18

SPDR BARCLAYS CAPITAL CONVERTIBLE SECURITIES	CWB	($18)	$41

SPDR S&P INTERNATIONAL SMALL CAP	GWX	($19)	$49

SPDR DOW JONES INTERNATIONAL REAL ESTATE	RWX	($29)	$120

SPDR S&P EMERGING LATIN AMERICA	GML	($36)	($30)

SPDR KBW BANK	KBE	($57)	($122)

SPDR S&P METALS AND MINING	XME	($67)	($104)

SPDR DB INTERNATIONAL GOV. INFLATION-PROTECTED BOND	WIP	($68)	($125)

SPDR DOW JONES INDUSTRIAL AVERAGE	DIA	($73)	($808)

CONSUMER STAPLES SELECT SECTOR SPDR	XLP	($176)	$348

CONSUMER DISCRETIONARY SELECT SECTOR SPDR	XLY	($331)	$12

ENERGY SELECT SECTOR SPDR	XLE	($455)	$535

FINANCIAL SELECT SECTOR SPDR	XLF	($498)	($753)

SPDR S&P RETAIL	XRT	($500)	$228

Market Performance

PERFORMANCE BY MARKET CAP
•	All market cap ranges declined in June with Small Cap falling the most, down 7.7%.
FIGURE 10: PERFORMANCE BY MARKET CAP

CATEGORY	JUNE RETURN (%)	2010 YTD RETURN (%)

SMALL CAP	(7.7)	(1.0)

MID CAP	(6.5)	(2.0)

LARGE CAP	(5.2)	(6.3)

TOTAL MARKET	(5.5)	(5.6)

Performance is that of Dow Jones Indexes. Total Market is represented by the Dow Jones U.S. Total Stock Market Index. Past performance is no guarantee of future results. It is not possible to invest directly in an index. Index performance is provided for informational purposes only and is not meant to represent that of any particular fund.

MARKET PERFORMANCE
PERFORMANCE BY STYLE
•	Losses were mixed across each size segment with Small Cap Value falling the most, down 8.2%.
FIGURE 11: PERFORMANCE BY STYLE

CATEGORY	JUNE RETURN (%)	2010 YTD RETURN (%)

SMALL CAP VALUE	(8.2)	(0.4)

SMALL CAP GROWTH	(7.1)	(1.6)

MID CAP VALUE	(6.3)	(0.5)

MID CAP GROWTH	(6.6)	(3.3)

LARGE CAP VALUE	(4.8)	(4.9)

LARGE CAP GROWTH	(5.7)	(7.8)

Performance is that of Dow Jones Indexes. Past performance is no guarantee of future results. It is not possible to invest directly in an index. Index performance is provided for informational purposes only and is not meant to represent that of any particular fund.

MARKET PERFORMANCE

PERFORMANCE BY SECTOR
•	All ten Sectors fell for the month. Consumer Discretionary was down the most, losing 9.7%.

•	Telecommunications and Utilities each declined less than 1%.
FIGURE 12: PERFORMANCE BY SECTOR

CATEGORY	JUNE RETURN (%)	2010 YTD RETURN (%)

ENERGY	(5.7)	(12.2)

MATERIALS	(6.9)	(12.9)

INDUSTRIALS	(6.9)	(0.8)

CONSUMER DISCRETIONARY	(9.7)	(1.6)

CONSUMER STAPLES	(2.4)	(2.8)

HEALTH CARE	(1.7)	(8.8)

FINANCIALS	(5.9)	(3.7)

INFORMATION TECHNOLOGY	(6.2)	(10.6)

TELECOMMUNICATION SERVICES	(0.2)	(8.4)

UTILITIES	(0.6)	(7.1)

Performance is that of S&P 500 GICS Sector Indexes. Past performance is no guarantee of future results. It is not possible to invest directly in an index. Index performance is provided for informational purposes only and is not meant to represent that of any particular fund.

Appendix

Definitions
CORRELATION
The strength and direction of a linear relationship between two random variables.
STANDARD DEVIATION
A measure of the dispersion of a set of data from its mean. The more spread apart the data is, the higher the deviation. In finance, standard deviation is applied to the annual rate of return of an investment to measure the investment’s volatility (risk). A more volatile security would have a higher standard deviation, and a less volatile security would have a lower standard deviation.
Index Definitions
BARCLAYS U.S. GOVERNMENT INFLATION-LINKED BOND INDEX
The Barclays U.S. Government Inflation-linked Bond Index measures the performance of the inflation-protected public obligations of the US Treasury. Inflation-protected public obligations of the US Treasury, commonly known as “TIPS,” are securities issued by the US Treasury that are designed to provide inflation protection to investors. The Index includes publicly-issued, US Treasury inflation-protected securities that have at least 1 year remaining to maturity on index rebalancing date, with an issue size equal to or in excess of $500 million.
BARCLAYS CAPITAL 1-3 MONTH U.S. TREASURY BILL INDEX
Barclays Capital 1-3 Month U.S. Treasury Bill Index measures the performance of public obligations of the US Treasury that have a remaining maturity of greater than or equal to 1 month and less than 3 months. The Index includes all publicly-issued, zero-coupon US Treasury Bills that have a remaining maturity of less than 3 months and more than 1 month, are rated investment grade, and have $250 million or more of outstanding face value.
BARCLAYS CAPITAL GLOBAL TREASURY EX-US CAPPED INDEX
The Barclays Capital Global Treasury Ex-US Capped Index tracks fixed-rate, local currency sovereign debt of investment-grade countries outside the United States.
BARCLAYS CAPITAL HIGH YIELD VERY LIQUID INDEX
The Barclays Capital High Yield Very Liquid Index includes publicly-issued, US dollar-denominated, non-investment grade, fixed-rate, taxable corporate bonds that have a remaining maturity of at least one year, regardless of optionality, are high-yield using the middle rating of Moody’s, S&P®, and Fitch, respectively, and have $600 million or more outstanding face value.
BARCLAYS CAPITAL INTERMEDIATE U.S. TREASURY INDEX
The Barclays Capital Intermediate U.S. Treasury Index measures the performance of public obligations of the US Treasury that have a remaining maturity of greater than or equal to 1 year and less than 10 years. The Index includes all publicly-issued, US Treasury securities that have a remaining maturity of greater than or equal to 1 year and less than 10 years, are rated investment grade, and have $250 million or more of outstanding face value.

APPENDIX

BARCLAYS CAPITAL LONG TREASURY U.S. INDEX
The Barclays Capital Long Treasury U.S. Index measures the performance of public obligations of the US Treasury that have a remaining maturity of 10 or more years. The Index includes all publicly-issued, US Treasury securities that have a remaining maturity of 10 or more years, are rated investment grade, and have $250 million or more of outstanding face value. In addition, the securities must be denominated in US dollars and must be fixed rate and non-convertible. The Index is market capitalization-weighted and the securities in the index are updated on the last business day of each month.
BARCLAYS CAPITAL MANAGED MONEY MUNICIPAL CALIFORNIA INDEX
The Barclays Capital Managed Money Municipal California Index tracks publicly-traded, California municipal bonds that cover the US dollar denominated California tax-exempt bond market, including state and local general obligation bonds, revenue bonds, insured bonds, and pre-refunded bonds.
BARCLAYS CAPITAL MANAGED MONEY MUNICIPAL NEW YORK INDEX
The Barclays Capital Managed Money Municipal New York Index tracks publicly-traded, New York municipal bonds that cover the US dollar-denominated, New York tax-exempt bond market, including state and local general obligation bonds, revenue bonds, insured bonds, and pre-refunded bonds.
BARCLAYS CAPITAL MUNICIPAL MANAGED MONEY INDEX
The Barclays Capital Municipal Managed Money Index tracks the US long-term, tax-exempt bond market and includes general obligation, revenue, pre-refunded and insured issues. The Index is a rules-based, market value-weighted index engineered for the tax-exempt bond market.
BARCLAYS CAPITAL SHORT MANAGED MONEY MUNICIPAL INDEX
The Barclays Capital Short Managed Money Municipal Index tracks publicly traded municipal bonds that cover the US dollar denominated short-term tax-exempt bond market, including state and local general obligation bonds, revenue bonds, insured bonds, and pre-refunded bonds.
BARCLAYS CAPITAL U.S. AGGREGATE INDEX
The Barclays Capital U.S. Aggregate Index represents the securities of the US dollar-denominated, investment grade bond market. The Index provides a measure of the performance of the US dollar-denominated, investment grade, bond market, which includes investment grade (must be Baa3/BBB- or higher using the middle rating of Moody’s Investor Service, Inc., Standard & Poor’s, and Fitch Rating) government bonds, investment grade corporate bonds, mortgage pass through securities, commercial mortgage backed securities and asset backed securities that are publicly offered for sale in the United States.
CONSUMER STAPLES SELECT SECTOR INDEX
The Consumer Staples Select Sector Index seeks to provide an effective representation of the consumer discretionary sector of the S&P 500® Index. The Index includes companies from the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.
DB GLOBAL GOVERNMENT EX-US INFLATION-LINKED BOND CAPPED INDEX
The DB Global Government ex-US Inflation-Linked Bond Capped Index measures the total return performance of inflation-linked government bonds from developed and emerging market countries outside of the United States. The Index includes government debt (direct obligations of the issuer country) but does not include quasi-government debt or corporate debt.

APPENDIX

DOW JONES U.S. TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Total Stock Market Index is a float-adjusted market cap-weighted index that holds all US-headquartered companies with readily available price data. All companies held by the Index are regularly traded on major US exchanges, including the New York Stock Exchange (NYSE), the American Stock Exchange (AMEX), and the NASDAQ National Market. Perhaps the most comprehensive measure of the US equity market available, the Index has a total market capitalization of $13.4 trillion.
DOW JONES EURO STOXX 50 INDEX
The Dow Jones EURO STOXX 50 Index seeks to provide a blue-chip representation of market sector leaders in the Eurozone. The Dow Jones EURO STOXX 50 Index represents the performance of the 50 largest companies within the Eurozone portion of the Dow Jones STOXX Total Market Index. The Index is a free float market capitalization-weighted index that captures approximately 60% of the underlying market and covers approximately 95% of the free-float market capitalization of the investable universe in the Eurozone.
DOW JONES EX-US SELECT REAL ESTATE SECURITIES INDEX
The Dow Jones Ex-US Select Real Estate Securities Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly-traded, real estate securities in countries outside of the US.
DOW JONES GLOBAL SELECT REAL ESTATE SECURITIES INDEX
The Dow Jones Global Select Real Estate Securities Index is a float-adjusted, market capitalization index designed to measure the performance of publicly-traded, real estate securities in developed and emerging countries that represent the ownership and operation of commercial or residential real estate.
DOW JONES STOXX 50 INDEX
The Dow Jones STOXX 50 Index seeks to provide a blue-chip representation of market sector leaders throughout Europe. The Dow Jones STOXX 50 Index represents the performance of the 50 largest companies traded on the major exchanges in Europe. The Index is a free float, market capitalization-weighted index that captures approximately 60% of the underlying market capitalization of the Dow Jones STOXX Total Market Index, which covers approximately 95% of the free-float market capitalization of the investable universe in Europe.
DOW JONES GLOBAL TITANS INDEX
The Dow Jones Global Titans Index seeks to provide an effective representation of the world’s largest global companies. The index is comprised of 50 common stocks, selected for their market capitalization, assets, book value, sales/revenue and net profits. Each year, Dow Jones selects the world’s largest stocks by market capitalization in order to create the Global Titan universe. After determining the initial list of eligible stocks, Dow Jones uses a proprietary model to create the index factoring in all the factors mentioned above.
DOW JONES U.S. LARGE CAP TOTAL STOCK MARKET INDEX
Dow Jones U.S. Large Cap Total Stock Market Index is a float-adjusted market capitalization-weighted index that reflects the shares of securities of the large cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization. The Composition of the Large Cap Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the large cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Large Cap Index are updated on a quarterly basis.

APPENDIX

DOW JONES U.S. LARGE CAP GROWTH TOTAL STOCK MARKET INDEX
Dow Jones U.S. Large Cap Growth Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the large cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and growth characteristics. The Composition of the Large Cap Growth Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the large cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Large Cap Growth Index are updated on a quarterly basis.
DOW JONES U.S. LARGE CAP VALUE TOTAL STOCK MARKET INDEX
Dow Jones U.S. Large Cap Value Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the large cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and value characteristics. The Composition of the Large Cap Value Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the large cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Large Cap Value Index are updated on a quarterly basis.
DOW JONES U.S. MID CAP TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Mid Cap Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the mid cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization. The Composition of the Mid Cap Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the mid cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Mid Cap Index are updated on a quarterly basis.
DOW JONES U.S. MID CAP GROWTH TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Mid Cap Growth Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the mid cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and growth characteristics. The Composition of the Mid Cap Growth Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the mid cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Mid Cap Growth Index are updated on a quarterly basis.
DOW JONES U.S. MID CAP VALUE TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Mid Cap Value Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the mid cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and value characteristics. The Composition of the Mid Cap Value Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the mid cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Mid Cap Value Index are updated on a quarterly basis.

APPENDIX

DOW JONES U.S. SELECT REIT INDEX
The Dow Jones U.S. Select REIT Index is comprised of companies whose charters are the equity ownership and operation of commercial real estate and which operate under the REIT Act of 1960. The Index is generally rebalanced monthly, and returns are calculated on a buy and hold basis except as necessary to reflect the occasional occurrence of Index changes in the middle of the month. Each REIT in the Index is weighted by its float-adjusted market capitalization. That is, each security is weighted to reflect the attainable market performance of the security which reflects that portion of securities shares that are accessible to investors.
DOW JONES U.S. SMALL CAP TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Small Cap Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the small cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization. The Composition of the Small Cap Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the small cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Small Cap Index are updated on a quarterly basis.
DOW JONES U.S. SMALL CAP GROWTH TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Small Cap Growth Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the small cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and growth characteristics. The Composition of the Small Cap Growth Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the small cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Small Cap Growth Index are updated on a quarterly basis.
DOW JONES U.S. SMALL CAP VALUE TOTAL STOCK MARKET INDEX
The Dow Jones U.S. Small Cap Value Total Stock Market Index is a float-adjusted, market capitalization-weighted index that reflects the shares of securities of the small cap portion of the Dow Jones U.S. Total Stock Market Index actually available to investors in the marketplace. The index is composed of common stocks, selected for their capitalization and value characteristics. The Composition of the Small Cap Value Index is reviewed semiannually, in March and December. New issues are added to the Index on a monthly basis as new issues are added to the Composite Index and fall within the small cap portion. An issue is removed immediately if it fails to meet the inclusion requirement of the Composite Index. Shares and float factors of the Small Cap Value Index are updated on a quarterly basis.
ENERGY SECTOR INDEX
The Energy Sector Index seeks to provide an effective representation of the energy sector of the S&P 500® Index. The Index includes companies from the following industries: oil, gas & consumable fuels and energy equipment & services.
FINANCIALS SECTOR INDEX
The Financials Sector Index seeks to provide an effective representation of the financial sector of the S&P 500® Index. The Index includes companies from the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.
HEALTH CARE SECTOR INDEX
The Health Care Sector Index seeks to provide an effective representation of the health care sector of the S&P 500® Index. The Index includes companies from the following industries: health care equipment and supplies, health care providers and services, biotechnology and pharmaceuticals.

APPENDIX

INDUSTRIALS SECTOR INDEX
The Industrials Sector Index seeks to provide an effective representation of the industrial sector of the S&P 500® Index. The Index includes companies from the following industries: aerospace and defense, building products, construction and engineering, electrical equipment, industrial conglomerates, machinery, commercial services and supplies, air freight & logistics, airlines, road & rail and transportation infrastructure.
KBW BANK INDEX
The KBW Bank Index is a float-adjusted, modified market capitalization-weighted index of geographically diverse companies representing national money center banks and regional banking institutions listed on US stock markets. It is created and maintained by Keefe, Bruyette & Woods, Inc.
KBW CAPITAL MARKETS INDEX
The KBW Capital Markets Index is a float-adjusted, modified market capitalization-weighted index which measures the performance of publicly traded companies in the US capital market industry and includes broker dealers, asset managers, trust and custody banks and a stock exchange. It is created and maintained by Keefe, Bruyette & Woods, Inc.
KBW INSURANCE INDEX
The KBW Insurance Index is a float-adjusted, modified market capitalization-weighted index which measures the performance of companies in the insurance industry which are publicly traded in the US. The securities in the Insurance Index were selected to provide appropriate representation of the industry’s diverse sub-sectors, including personal and commercial lines, property/casualty, life insurance, reinsurance, brokerage and financial guarantee. It is created and maintained by Keefe, Bruyette & Woods, Inc.
KBW REGIONAL BANKING INDEXSM
The KBW Regional Banking Index is an equal-weighted index of geographically diverse companies representing regional banking institutions listed on US stock markets. It is created and maintained by Keefe, Bruyette & Woods, Inc.
MSCI ACWISM EX USA INDEX
The MSCI ACWI ex USA Index is a free float-adjusted, market capitalization index that is designed to measure equity market performance in all global developed and emerging markets outside of the US.
MACQUARIE GLOBAL INFRASTRUCTURE 100 INDEX
The Macquarie Global Infrastructure 100 Index is a float-adjusted, market capitalization-weighted index that defines and measures the stock performance of companies within the infrastructure industry, principally those engaged in management, ownership and operation of infrastructure and utility assets. The MGI 100 Index is a composite of the broader Macquarie Global Infrastructure Index, which is based on 255 stocks within the following subsectors: Pipelines, Transportation Services, Electricity, Gas Distribution, Multi-utilities, Water and Telecommunications Equipment.
MATERIALS SELECT SECTOR INDEX
The Materials Select Sector Index seeks to provide an effective representation of the materials sector of the S&P 500® Index. The Index includes companies from the following industries: chemicals, construction materials, containers and packaging, metals and mining, and paper and forest products.

APPENDIX

OIL & GAS EQUIPMENT & SERVICES SELECT INDUSTRY™ INDEX
The Oil & Gas Equipment & Services Select Industry Index represents the oil and gas equipment and services sub-industry portion of the S&P Total Market Index. The S&P TMI tracks all the US common stocks listed on the NYSE, American Stock Exchange, NASDAQ National Market and the NASDAQ Small Cap exchanges. The S&P Oil & Gas Equipment & Services Select Industry Index is an equal weighted, market cap index.
RUSSELL/NOMURA JAPAN SMALL CAP™ INDEX
The Russell/Nomura Japan Small Cap Index is a float-adjusted market capitalization-weighted index, made up of the smallest 15% of stocks in the Russell/Nomura Total Market™ Index.
RUSSELL/NOMURA PRIME™ INDEX
The Russell/Nomura PRIME Index is a float-adjusted, market capitalization-weighted index, made up of the 1,000 largest stocks in the Russell/Nomura Total Market™ Index. The index has unique controls in place that maximize liquidity while limiting turnover, thereby qualifying it as an optimal benchmark for passive investment in the Japanese market.
S&P® 500 INDEX
The S&P 500 Index is composed of 500 selected stocks, all of which are listed on the Exchange, the NYSE or NASDAQ, and spans over 24 separate industry groups. Since 1968, the S&P 500 Index has been a component of the US Commerce Department’s list of Leading Indicators that track key sectors of the US economy. Current information regarding the market value of the S&P 500 Index is available from market information services. The S&P 500 Index is determined, comprised and calculated without regard to the Trust.
S&P® BIOTECH SELECT INDUSTRY™ INDEX
The S&P Biotech Select Industry Index seeks to provide an effective representation of the biotechnology sub-industry portion of the S&P Total Market IndexTM. The S&P TMI tracks all the US common stocks regularly traded on the NYSE, American Stock Exchange, NASDAQ National Market and NASDAQ Small Cap Exchanges. The Biotech Index is an equal-weighted, market cap index.
S&P® BRIC 40 INDEX
The S&P BRIC 40 Index is a market capitalization-weighted index that defines and measures the investable universe of companies domiciled in the emerging markets of Brazil, Russia, India and China that are listed on the Hong Kong Stock Exchange, the London Stock Exchange, NASDAQ and/or New York Stock Exchange (“NYSE”). The S&P BRIC 40 Index is float adjusted.
S&P® ASIA PACIFIC EMERGING BMI INDEX
The S&P Asia Pacific Emerging BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in emerging markets within the Asia Pacific region.
S&P® CHINA BMI INDEX
The S&P China BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of those publicly traded companies domiciled in China that are legally available to foreign investors.
S&P® EUROPEAN EMERGING BMI CAPPED INDEX
The S&P European Emerging BMI Capped Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in emerging markets within Europe. Stocks are capped at a maximum of 24% of index weight and changes in capping are monitored on a quarterly basis on the quarterly rebalancing dates.

APPENDIX

S&P® EMERGING BMI INDEX
The S&P Emerging BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled within global emerging markets.
S&P® LATIN AMERICA BMI INDEX
The S&P Latin America BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in emerging markets within Latin America.
S&P® MID-EAST AND AFRICA BMI INDEX
The S&P Mid-East and Africa BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in emerging markets within the Middle East and Africa.
S&P® DEVELOPED EX-US BMI INDEX
The S&P Developed Ex-US BMI Index is a float-adjusted, market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in developed countries outside the US. The Developed Index is “float Adjusted,” meaning that only those shares publicly available to investors are included in the Developed Index Calculation.
S&P® DEVELOPED EX-US BETWEEN USD2 BILLION AND USD5 BILLION INDEX
S&P Developed Ex-US Between USD2 Billion and USD5 Billion Index is a float-adjusted, market cap-weighted index that represents the mid capitalization segment of developed countries included in the S&P Global Equity Index (“Global Equity Index”). The Global Equity Index captures the full universe of institutionally investable stocks in developed and emerging markets with float-adjusted market capitalizations of at least $100 million.
S&P® EMERGING MARKETS UNDER USD2 BILLION INDEX
S&P Emerging Markets Under USD2 Billion Index is a float-adjusted, market cap-weighted index that represents the small capitalization segment of emerging countries included in the S&P Global BMI Index. The Global BMI Index captures the full universe of institutionally investable stocks in developed and emerging markets with float-adjusted market capitalizations of at least $100 million.
S&P® DEVELOPED EX-US UNDER USD2 BILLION INDEX
The S&P Developed Ex-US Under USD2 Billion Index is a market capitalization-weighted index that defines and measures the investable universe of publicly traded companies domiciled in developed countries outside the U.S. The Developed Small Cap Index is “float adjusted,” meaning that only those shares publicly available to investors are included in the Developed Small Cap Index calculation.
S&P® CONSUMER DISCRETIONARY SELECT SECTOR INDEX
The S&P Consumer Discretionary Select Sector Index seeks to provide an effective representation of the consumer discretionary sector of the S&P® 500 Index. The Consumer Discretionary Select Sector Index includes companies from the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

APPENDIX

S&P® HIGH YIELD DIVIDEND ARISTOCRATS INDEX
The S&P High Yield Dividend Aristocrats Index is designed to measure the performance of the 50 highest dividend-yielding, S&P Composite 1500 constituents following a managed-dividends policy of consistently increasing dividends every year for at least 25 years. These stocks have both capital growth and dividend income characteristics, as opposed to stocks that exhibit pure yield, or pure capital orientation. The index methodology incorporates minimum market capitalization and liquidity screens, as well as buffers to reduce turnover at rebalancings. There are also concentration limits to prevent any stock from becoming more than a 4% index weight at rebalancing.
S&P HOMEBUILDERS SELECT INDUSTRY™ INDEX
The S&P Homebuilders Select Industry Index seeks to provide an effective representation of the homebuilders sub-industry portion of the S&P Total Market Index™. The S&P TMI tracks all the US common stocks regularly traded on the NYSE, American Stock Exchange, NASDAQ National Market and NASDAQ Small Cap Exchanges. The Homebuilders Index is an equal-weighted, market cap index.
S&P OIL & GAS EXPLORATION & PRODUCTION SELECT INDUSTRY™ INDEX
The S&P Oil & Gas Exploration & Production Select Industry Index represents the oil and gas exploration and production sub-industry portion of the S&P Total Market IndexTM. The S&P TMI tracks all the US common stocks listed on the NYSE, American Stock Exchange, NASDAQ National Market and the NASDAQ Small Cap exchanges. The Index is an equal-weighted, market cap index.
S&P PHARMACEUTICALS SELECT INDUSTRY™ INDEX
The S&P Pharmaceuticals Select Industry Index represents the pharmaceuticals sub-industry portion of the S&P Total Market IndexTM. The S&P TMI tracks all the US common stocks listed on the NYSE, American Stock Exchange, NASDAQ National Market and the NASDAQ Small Cap exchanges. The Index is an equal-weighted, market cap index.
S&P METALS & MINING SELECT INDUSTRY™ INDEX
The S&P Metals & Mining Select Industry Index represents the metals and mining sub-industry portion of the S&P Total Market Index. The S&P TMI tracks all the US common stocks listed on the NYSE, American Stock Exchange, NASDAQ National Market and the NASDAQ Small Cap exchanges. The Metals & Mining Index is an equal-weighted, market cap index. The Morgan Stanley Technology Index is composed purely of electronics-based technology companies. The Index was the first listed broad-market technology barometer dedicated exclusively to the electronics-based technology industry. The Index is comprised of US companies drawn from the following: 11 technology sub-sectors: computer & business services; technical software (CAD/CAM, EDA); enterprise software; Internet and PC software; telecom equipment; wireline/wireless; data networking/data security; server & enterprise hardware; PC hardware & data storage; connectors/electronics manufacturing services; semi-conductor capital equipment; and semiconductors.
S&P RETAIL SELECT INDUSTRY™ INDEX
The S&P Retail Select Industry Index represents the retail sub-industry portion of the S&P Total Market IndexTM. The S&P TMI tracks all the US common stocks listed on the NYSE, American Stock Exchange, NASDAQ National Market and the NASDAQ Small Cap exchanges. The Index is an equal-weighted, market cap index.
S&P SEMICONDUCTOR SELECT INDUSTRY™ INDEX
The S&P Semiconductor Select Industry Index seeks to provide an effective representation of the semiconductor sub-industry portion of the S&P Total Market IndexTM. The S&P TMI tracks all the US common stocks regularly traded on the NYSE, American Stock Exchange, NASDAQ National Market and NASDAQ Small Cap Exchanges. The semiconductor Index is an equal-weighted, market cap index.

APPENDIX

S&P® INTERNATIONAL DIVIDEND OPPORTUNITIES INDEX
The S&P International Dividend Opportunities Index includes 100 tradable, exchange-listed common stocks from around the world that offer high dividend yields. The universe from which the International Dividend Index is drawn is all dividend-paying common stocks and ADRs listed in primary exchanges of a country included in the S&P/Citigroup Broad Market Index that allow free in kind transfer of dividends.
TECHNOLOGY SELECT SECTOR INDEX
The Technology Select Sector Index seeks to provide an effective representation of the technology sector of the S&P® 500 Index. The Index includes companies from the following industries: internet software and services, IT services, software, communications equipment, computers and peripherals, electronic equipment and instruments, office electronics, semiconductors and semiconductor equipment, diversified telecommunication services and wireless telecommunication services.
UTILITIES SELECT SECTOR INDEX
The Utilities Select Sector Index seeks to provide an effective representation of the utilities sector of the S&P 500® Index. The Index includes companies from the following industries: electric utilities, gas utilities, multi-utilities and independent power producers & energy traders.

Data is sourced from Bloomberg as of 6/30/2010.
The views expressed here are those of State Street Global Advisors and are subject to change based on market and other conditions. The information we provide does not constitute investment advice and it should not be relied on as such. It should not be considered a solicitation to buy or an offer to sell any security. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. All material has been obtained from sources believed to be reliable but its accuracy is not guaranteed. There is no representation nor warranty as to the current accuracy of such information, nor liability for decisions based on such information. Past performance is no guarantee of future results.
Unless otherwise noted, all data and statistical information was obtained from Bloomberg and the State Street Global Advisors Strategy & Research Group.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
This material or any portion thereof may not be reprinted or redistributed without the written consent of State Street Global Advisors.
Barclays Capital is a trademark of Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”), and has been licensed for use in connection with the listing and trading of the SPDR Barclays Capital ETFs. The products are not sponsored by, endorsed, sold or promoted by Barclays Capital and Barclays Capital makes no representation regarding the advisability of investing in them.
Shares (the “Shares”) of the SPDR® Gold Trust (the “Trust”) trade like stocks, are subject to investment risk and will fluctuate in market value. The value of the Shares relates directly to the value of the gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. The Trust does not generate any income and as the Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time.
The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111.
The prospectus contains material information about the Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.
Shareholders of the Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee of the Trust is subject to regulation by the Commodity Futures Trading Commission. Shareholders will not have the regulatory protections provided to investors in Commodity Exchange Act regulated instruments or commodity pools.
The Trust is sponsored by World Gold Trust Services, LLC (the “Sponsor”), a wholly-owned subsidiary of the World Gold Council. State Street Global Markets, LLC (the “Marketing Agent”) is the marketing agent of the Trust and an affiliate of State Street Global Advisors. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111• 866.320.4053 • www.spdrgoldshares.com.
Not FDIC Insured – No Bank Guarantee – May Lose Value
Dow Jones and Dow Jones Total Stock Market Indexes are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by State Street Bank and Trust. SPDR ETFs based on the Dow Jones Indexes are not sponsored, endorsed, sold or promoted by Dow Jones and Dow Jones makes no representation regarding the advisability of investing in such product(s).

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Standard & Poor’s®, S&P®, SPDR® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by State Street Corporation.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR shares, MidCap SPDRs and SPDR DJIA Trust, all unit investment trusts and Select Sector SPDRs.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus which contains this and other information, call 866.787.2257 or visit www.spdrs.com. Read it carefully.
© 2010 State Street Corporation. All Rights Reserved.
IBG-2102
Exp. Date: 8/20/2010

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.